Exhibit 8.1

June 14, 2013

Longview Fibre Company

300 Fibre Way

P.O. Box 639

Longview, Washington 98632-7411

Weyerhaeuser Columbia Holding Co., LLC

c/o Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

and

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Ladies and Gentlemen:

We have acted as tax advisors to Longview Fibre Company (the “Company”), in connection with the proposed transaction (the “transaction”) by Weyerhaeuser Columbia Holding Co., LLC (the “Buyer”), pursuant to the Stock Purchase Agreement by and among Longview Timber Holdings, Corp. (“Holdings”), the securityholders of Holdings listed on the signature pages thereto (the “Sellers”), the Buyer and Weyerhaeuser Company, dated as of June 14, 2013 (the “Agreement”). This opinion is being rendered to you pursuant to Section 7.3(d) of the Agreement. Capitalized terms employed but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

You have requested our opinion concerning the Company’s qualification as a real estate investment trust (a “REIT”) for purposes of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter.

THE OPINION WAS WRITTEN TO SUPPORT THE PROMOTION OF MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE, INCLUDING THE RELATED OFFER AND SALE OF SECURITIES BY THE BUYER. ALL TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

Longview Fibre Company

REIT Qualification Opinion Letter

This opinion is based on various facts and assumptions concerning the business, assets and governing documents of the Company and its subsidiaries, including but not limited to the following:

•	Articles of Incorporation and Amended and Restated Articles of Incorporation (adopted April 20, 2007)

•

Bylaws (adopted by resolution of the Board of Directors on March 25, 2006); Bylaws (April 2007); Amendment to Bylaws (May 2007); Amended and Restated Bylaws (adopted February 20, 2008); and Second Amended and Restated Bylaws (adopted May 1, 2008)

•	Limited liability company agreements of Longview Timberlands LLC and Longview Timber LLC (formerly Longview Timber LP)

•	Company’s quarterly REIT testing workpapers (2006-2012)

•	U.S. federal income tax returns of Longview Fibre Company and Longview Timberlands LLC (2006-2011)

•	REIT and taxable REIT subsidiary elections (with proof of timely mailings)

•	Dividend declarations on Longview Fibre Company’s common and preferred shares

•	Confirmation of 125 preferred shareholders as of May 9, 2007

•	REIT qualification opinion by Skadden, Arps, Slate, Meagher & Flom LLP (dated February 27, 2006)

We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”), dated on or about the date hereof, as set forth in Exhibit A hereto. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and Seller.

In our capacity as tax advisors to the Company, we have made such examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of rendering our opinion, we have not made an independent investigation or audit of all of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the completeness, truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. To the extent the contents of a document purport to establish or attest to specific factual matters, we have assumed the completeness, truth and accuracy of such factual matters.

Longview Fibre Company

REIT Qualification Opinion Letter

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations it is our opinion (i) that commencing with the Company’s taxable year ending on December 31, 2006 through the taxable year ended December 31, 2012, the Company has qualified as a REIT under Sections 856-860 of the Code and (ii) that the Company’s method of operation and organization as of December 31, 2012, if sustained thereafter will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under Sections 856-860 of the Code until the Closing (as defined in the Agreement).

The Company’s continuing qualification as a REIT depends upon its actual operations, asset composition, sources of income, share ownership and diversification, distributions, recordkeeping and compliance with other requirements of the Code and Treasury Regulations for periods after December 31, 2012; thus, if the Company fails to comply with the REIT requirements after such date the Company may not be a REIT for the taxable year ending December 31, 2013 or thereafter. This opinion therefore is limited to the facts as they existed as of December 31, 2012.

Our opinion in this document is limited to the conclusions specifically set forth herein and is based on the completeness and accuracy of the above-referenced facts, assumptions and representations, provided to us by the Company. If any of such facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions.

The opinion set forth in this letter is based on relevant current provisions of the Code, Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might materially affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of

Longview Fibre Company

REIT Qualification Opinion Letter

competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, such opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. We will not update our opinion for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof.

The opinion or other information in this document was prepared for the sole benefit of the addressees and may not be relied upon by any other person or organization. KPMG accepts no responsibility or liability in respect of this document to any person or organization other than the addressees.

Very truly yours,

KPMG LLP

/s/ Jay D. Broudy
Jay D. Broudy

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